EXHIBIT 99.1


                  Tuesday November 23, 2:56 pm Eastern Time

[LOGO OMITTED]    Company Press Release

                  WindStar Resources Has Acquired
Nexland, Inc. in a Reverse Acquisition Merger

AVENTURA, Fla.--(BUSINESS WIRE)--Nov. 23, 1999--WindStar Resources, Inc. (OTCBB:WSRI) has acquired Nexland, Inc. in a reverse acquisition merger, which changes the Company's business direction by entering the Internet industry.

Nexland, Inc. is an equipment manufacturer in the Internet sharing (ISB) and security business. Nexland's products inter-operate with Analog and Digital Modems (ISDN, xDSL, and Cable) or Wireless to speed up Internet access with simple plug and play connections. The ISB product enables companies and SOHO (Small Office/Home Office) to have their entire computer network on the Internet, save money in the process by requiring only one (1) connection, and access the Internet at higher speeds with built in firewall (security) protection. For more information on Nexland, Inc. and their products, please visit their website at www.nexland.com and www.ISB100.com.

Gregory S. Levine, President of Nexland, Inc., has assumed the position of President and CEO of the Company. Fred R. Schmid, former President of WindStar Resources, Inc. will remain as an advisor to the Company.

A special meeting of shareholders will be held on December 6, 1999 at 10:00 A.M. at 528 Fon du Lac Drive, E. Peoria, IL 61611, and shareholders of record as of November 16, 1999 are being asked to vote on changing the corporate name to reflect Nexland, Inc. as the surviving company and majority shareholder.
------------
Contact:

     Windstar Resources, Inc. (Nexland, Inc.), Aventura
     Gregory S. Levine, President
     Tel: 305/937-3877, Fax: 305/466-0388
     or
     Windstar Resources, Inc. (Nexland, Inc.), E. Peoria, IL
     Richard G. Steeves, Secretary
     Tel: 309/699-8725, Fax: 309/699-1275